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                                                               Exhibit (a)(1)(B)

[CHECKFREE LOGO]

June 17, 2003

Dear Associate,

I am pleased to provide the enclosed information regarding the CheckFree Stock Option Exchange Program. Based on your current lot of outstanding stock options, you are eligible for participation in this program. I would like to explain why we are offering it.

Stock options are offered to highly valued associates as an economic incentive for continued leadership and achievement toward the overall growth of CheckFree. Many of you have options at exercise prices that are significantly higher than the current market price of our common stock. We believe it is unlikely these "underwater" options will be exercised in the near future and, as a result, they may no longer provide a compelling incentive to you. By making this offer, we believe we will be able to reinforce our original goals of rewarding and promoting continued performance through a program that more closely reflects current market and economic conditions, and has the potential to increase in value.

The Stock Option Exchange Program allows you to exchange stock options with exercise prices equal to or greater than $44.00 per share for restricted shares of CheckFree common stock, or in some cases, cash. The details of the program are explained in the enclosed Information Statement, and CheckFree Human Resources will be conducting information sessions to help familiarize you with the program.

The decision to participate in the program is entirely up to you. I encourage you to take the following steps in consideration of this offer:

        -       Read and consider all of the enclosed information carefully.

        - Attend one of the upcoming Information Sessions to familiarize yourself with the details of the program. The enclosed schedule identifies session dates, times and locations.

        - Consider consulting your financial advisor to discuss the tax implications of your decision, as you will be responsible for any applicable taxes.

        - Complete and return your Election Form via fax (678-375-2301), or hand deliver to Tracy Cui in Human Resources on the first floor of Building 4 in Norcross, no later than 5:00 P.M. EDT ON JULY 17. NOTE: All eligible associates are required to return an Election Form whether or not they decide to participate in the offer.

As noted in the press release and other supporting documents, I am not eligible for this Option Exchange program. It would be inappropriate for me as the Chairman and CEO to take advantage of a program that I directed to be put into place. We worked very hard to put this program together, so I wanted to remove any doubt that I, or other members of the Board, might be getting any personal advantage from the program. I am pointing this out so you will understand this is the sole reason I am not signing up for the exchange.

Your contribution is important to CheckFree, and our goal is to provide you with incentives for continued achievement. Thank you for your careful consideration of this opportunity.

/s/ Pete Kight

Pete Kight
Chairman & CEO
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Associates who are eligible to participate in the CheckFree Stock Option
Exchange Program are invited to attend one of the following one-hour Information Sessions to learn more about the program. All times are Eastern Daylight Time, unless otherwise noted.


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Site                Date                      Time                 Meeting Location
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
AURORA              Tuesday, 6/24             10:00 a.m. CDT       Lincoln Room
                                               4:00 p.m. CDT
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BALTIMORE           Monday, 6/30              11:30 a.m.           Training Room 1
                                               2:00 p.m.
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BOSTON              Wednesday, 6/25             2:00 p.m.          Conference Call
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CHICAGO             Wednesday, 6/25            10:00 a.m.          War Room
                                               11:00 a.m.
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DUBLIN              Wednesday, 6/18             9:00 a.m           Auditorium
                                               10:30 a.m.
                    Thursday, 6/19              2:00 p.m.
                                                7:00 p.m.
                    Friday, 6/20                9:00 a.m.
                                               10:30 a.m.
                                                2:00 p.m.
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JERSEY CITY         Friday, 6/20                9:00 a.m.          Auditorium
                                               10:00 a.m.
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NEWARK              Thursday, 6/19              3:00 p.m.          Newark Room
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NORCROSS            Wednesday, 6/18             9:00 a.m.          Auditorium
                                                4:00 p.m.
                    Friday, 6/20                9:00 a.m.
                                                2:00 p.m.
                    Tuesday, 6/24               9:00 a.m.
                                                2:00 p.m.
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PHOENIX             Thursday, 6/26             10:00 a.m. PDT      Sun Room
                                                1:00 p.m. PDT
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RALEIGH             Monday, 6/23                1:00 p.m.          M Solutions Conference Room
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REMOTE ASSOCIATES   Wednesday, 6/25             2:00 p.m. EDT      Conference Call
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SAN DIEGO           Wednesday, 6/25            11:00 a.m. PDT      Conference Call
                                               (2:00 p.m. EDT)
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WATERLOO            Thursday, 6/26             11:00 a.m.          Grand River Training Room
                                                1:00 p.m.
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WORTHINGTON         Thursday, 6/19              9:00 a.m.          Cafeteria
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UK                  Thursday, 6/26              2:00 p.m. GMT      Conference Call
                                               (9:00 a.m. EDT)
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